Exhibit 10.15

PRIORITY ENGAGEMENT CONSULTING SERVICES AGREEMENT

This CONSULTING SERVICES AGREEMENT (this “Agreement”) is made and entered into on October ___, 2021 (“Effective Date”), by and between Creek Road Miners, a Delaware corporation (the “Company,” “Creek Road”), and Retro Wall Street Consulting, LLC, a State of Texas limited liability company (the “Consultant”). Company and Consultant are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

A.	Company desires to retain Consultant pursuant to the terms of this Agreement to provide the Services (as defined below) in accordance with the terms of this Agreement.

B.	Consultant agrees to be retained by Company upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements set out herein, the Parties, intending to be legally bound, hereby agree as follows:

1. Retention of Consultant. Subject to the terms and conditions set out in this Agreement, Company hereby retains Consultant to perform the scope of services set forth in Exhibit A attached hereto (the “Services”), and Consultant accepts this retention and agrees to perform the Services on the terms and conditions set out in this Agreement.

2. Term. The term of the engagement under this Agreement shall commence on the Effective Date and terminate upon completion of the Services or earlier in accordance with Article 9 below (the “Term”). It is anticipated that the Services shall be performed in accordance with the timeline set forth in Exhibit A and shall be completed by December 31, 2022 (the “Completion Date”). The engagement can be extended at any time, upon terms and conditions to be mutually agreed upon by the parties hereto.

3. Designated Contacts. Company shall appoint Scott Kaufman, or such other person(s) who may be designated by Company from time to time, who will act on its behalf and coordinate and/or direct Consultant’s Services hereunder. Consultant hereby appoints Timothy Collins and Robert Byrne as the representatives of Consultant who will act on its behalf and shall be responsible for the provision of the Services hereunder.

4. Payment.

4.1. Fees. For the Services to be rendered by Consultant pursuant to this Agreement, the fee payable to Consultant (inclusive of all applicable sales taxes for labor, materials and equipment, and expenses, which shall not be separately assessed or charged) shall be paid in the form of a warrant to purchase common stock (the “Warrant”) as per section 4.2. The fee described above expressly includes all out-of-pocket expenses incurred by Consultant in connection with the performance of the Services and this Agreement. In the event any significant developments or functionalities are to be added to the scope of the Services, an additional cost shall be mutually agreed upon in writing by the Parties.

4.2. Warrant. Upon execution of the Services, Company agrees to issue to PC2ATX, LLC a warrant to purchase 750,000 (Seven Hundred Fifty Thousand) for the purchase of 750,000 (Seven Hundred Fifty Thousand) shares of common stock of Creek Road Miners (OTCQB:CRKR) at an exercise price of $1.50 per share (the “Warrant”). The Warrant will expire on the fifth anniversary of the Completion Date. Warrants may be exercised on a cash or cashless basis. If a cashless basis is selected, the Fair Market Value of the Company’s stock will be based on the 10-day simple moving average as per Bloomberg, L.P. The form of Warrant is attached as Exhibit C.

4.3. Lock Provision and Vesting. Warrants are subject to the same lockup provisions as Barlock Capital, LLC and Bristol Capital Advisors, LLC (if any) or until December 31, 2023 , whichever occurs sooner, and cannot be exercised prior to that time. The Warrant will vest according to the following schedule:

●	40% upon execution of the Services Agreement

●	20% on April 1, 2022

●	20% on August 1, 2022

●	20% on December 1, 2022

4.4. Payment. Payment is due upon execution of contract. Any amounts remaining unpaid thirty (30) days after due date shall accrue interest from such date at a rate equal to one and a half percent (1.5%) per month until the date of payment. Consultant shall issue an invoice to Company for all work or functionalities, including, but not limited to those added to the scope of Services. Those additional costs, if any, shall be mutually agreed upon in writing by the Parties prior to completion or invoicing.

5. Independent Consultant. Consultant shall be an independent Consultant with respect to the Services performed hereunder and neither Consultant nor its employees or agents shall be deemed to be the employees, representatives or agents of Company. Nothing in this Agreement shall be construed as inconsistent with such independent Consultant status or relationship, or as creating or implying any partnership, joint venture, trust or other relationship between Consultant and Company. Company shall have the right to control or direct only the result of the work done by Consultant, and not how such work is done or the means and methods of accomplishing the result. Except as otherwise expressly authorized in writing by Company, in no event shall Consultant have any right, power or authority to bind Company to any agreement, contract or obligation of any nature whatsoever.

6. Taxes. Company shall not withhold from the fees paid to Consultant pursuant to this Agreement, or pay on Consultant’s behalf, income taxes, Social Security or Medicare taxes, unemployment taxes, or any other employment-related taxes or other amount.

7. Ownership Rights. Any reports, studies, designs, drawings, specifications, or other documents or work product created by Consultant pursuant to this Agreement (“Work Product”), and all intellectual property rights therein (including copyrights), shall become the property of Company upon completion of the contract (including any electronic, magnetic, or optical medium). To the extent that the preceding sentence does not vest in Company full, complete, and exclusive right, title, and interest in the Work Product and such intellectual property rights, the Work Product shall be treated as a work for hire and may be assigned to Company upon its creation, in each case as necessary to vest in Company all such right, title, interest, and use. Company shall be permitted to transfer Work Product to any person, including governmental agencies and third parties, including contractors or other consultants to Company, employees and members of Company, and Company’s financial lenders.

2

8. Indemnification and Limitation of Liability.

8.1. Indemnification. To the fullest extent permitted by law, each Party (an “Indemnitor”) shall defend, indemnify and hold harmless the other Party, its affiliates, members, partners, consultants, contractors, subcontractors and agents, and the directors, shareholders, officers, agents and employees of each of them, from and against all third party claims of losses, damages, liabilities, and expenses (including court costs and reasonable out-of-pocket attorneys’ fees) which are caused by or arise out of the fault or negligent acts or omissions, whether active or passive, of the Indemnitor in connection with activities or Services under this Agreement, or result from any breach by the Indemnitor of any provision of this Agreement or of any Exhibit hereto. Notwithstanding the forgoing, no such indemnification shall be provided by Consultant to Company for fraudulent or illegal acts or acts of willful misconduct of Company in connection with data or information provided to the Consultant from the Company pursuant to this Agreement.

8.2. Consequential Damages. In no event shall either Party, or an officer, director, member, partner, shareholder, employee, agent or affiliate of either Party, be liable for special, indirect, exemplary, punitive or consequential damages of any nature whatsoever arising out of this Agreement, including damages or claims in the nature of lost revenue, income or profits, loss of use, or cost of capital, irrespective of whether such damages are reasonably foreseeable and irrespective of whether such claims are based upon negligence, strict liability, contract, operation of law or otherwise; provided, that the limitation of liability imposed by this Section 11.2 shall not apply to losses which arise or result from fraud, willful misconduct, or gross negligence of Company or Consultant.

9. Termination. This Agreement may be terminated prior to the expiration of the Term as follows:

9.1. Cause. (i) Company shall have the right to terminate this Agreement for cause if (a) if Consultant engages in misconduct materially injurious to Company or its affiliates, members, employees or agents, or (b) Consultant materially breaches any term of this Agreement. (ii) Consultant may terminate this Agreement by giving written notice of termination to Company if Company materially breaches any terms of this Agreement, including the failure to make any payment hereunder by the due date. In the case of a claim of a material breach of this Agreement, the non-breaching party shall give the breaching party written notice of such breach and a thirty (30) day opportunity to cure such breach.

9.2. Mutual Agreement. Upon mutual written agreement of Consultant and Company, the Agreement may be terminated.

3

9.3. Convenience. Company may terminate this Agreement for convenience and without cause by providing fourteen (14) days’ prior written notice to Consultant of its intent to terminate this Agreement.

9.4. Effect of Termination or Expiration. Upon the termination or expiration of this Agreement, neither Party will have any further obligation or liability hereunder except that the Company shall compensate the Consultant as set forth in Article 4 and this Article 9.

9.5. Payment Upon Termination. In the event of termination of this Agreement pursuant to this Article 9, Consultant shall be entitled to the following payment of the Contract Price:

9.5.1. In the event of a termination pursuant to Section 9.1(i) within the first month of the Term, Consultant shall remain entitled to retain a prorated portion of the then vested portion of the Warrant as compensation for Services provided, prior to the date of termination or expiration.

9.5.2. In the event of a termination pursuant to Section 9.1(ii) Consultant shall be entitled to full payment of the Contract Price.

9.5.3. In the event of a termination pursuant to Section 9.3 within the first month of the Term, Consultant shall be entitled to retain then vested portion of the Warrant.

10. Confidentiality.

10.1. Confidential Information. Consultant acknowledges that as a result of Consultant’s retention by Company, Consultant will become informed of, and have access to information deemed to be confidential by Company. It is hereby agreed that all information provided to Consultant whether orally or in writing in relation to (i) Company and its business, (ii) specific projects or entities owned (in whole or in part) by Company, and (iii) the business plans and activities of Company and its affiliates shall be “Confidential Information”. Notwithstanding the above, information shall not be considered confidential under this Agreement if (a) it is or becomes publicly available through no act or omission of Consultant or its officers, directors, employees, consultants, agents or legal counsel (collectively, “Representatives”), or (b) it was already known to Consultant or its Representatives at the time of disclosure. Notwithstanding anything to the contrary in this Section 16.1, Consultant shall not be prohibited from disclosing Confidential Information to the extent that such disclosure is required by a court or regulatory agency acting within its authority; provided, however, that Consultant shall first inform Company of the disclosure requirement, to the extent legally permitted, to allow Company to challenge the disclosure requirement should Company wish to do so at Company’s sole cost and expense.

10.2. Use and Disclosure. All Confidential Information provided by or on behalf of Company remains the sole property of Company. Consultant shall hold and maintain such Confidential Information in strictest confidence and in trust and shall use such Confidential Information only for the specific purpose for which it was disclosed or delivered to Consultant. For a period of three (3) years after the date of this Agreement, Consultant shall not disclose such Confidential Information to any person or entity (except as permitted under this Article 10). Consultant shall, at Consultant’s sole cost and expense, take use commercially reasonable actions and precautions to protect the confidentiality of such Confidential Information and any documents or other materials containing any Confidential Information, and shall immediately notify Company in writing upon its discovery of any such unauthorized use or disclosure of such Confidential Information.

4

10.3. Disclosure to Representatives. Consultant shall restrict access to Confidential Information only to its Representatives who need such access in order to for Consultant to provide the Services as contemplated by this Agreement.

10.4. Remedies. Consultant acknowledges that the use or disclosure of Confidential Information in violation of this Agreement may cause substantial and irreparable injury to Company and that Company may seek injunctive or other equitable relief to prevent such use or disclosure.

10.5. Delivery upon Request. Immediately upon the termination or expiration of Consultant’s use of Confidential Information, or upon Company’s request, Consultant shall deliver and return to Company all records, notes, analyses, memoranda, drawings and other written or tangible materials, documents or media containing any Confidential Information of Company, including all copies and reproductions thereof.

10.6. Merger of Previous Confidentiality Agreements. All previous agreements between the Parties concerning the treatment of confidential information which may have been executed in anticipation of this Agreement or respecting its subject matter (“Previous Confidentiality Agreements”) are, with respect to such subject matter and Confidential Information exchanged under this Agreement, merged into this Article 10, which supersedes all such Previous Confidentiality Agreements to such extent.

11. Miscellaneous Provisions.

11.1. Entire Agreement; Order of Precedence. This Agreement, including the Exhibits attached hereto, sets out the full and complete understanding of the Parties relating to the subject matter hereof as of the Effective Date, and supersedes any and all negotiations, agreements and representations made or dated prior hereto with respect to the subject matter of this Agreement. In the event of any conflict or inconsistency between or among the main body of this Agreement and any document or documents that may be incorporated herein by reference, such documents shall prevail between and among themselves in the following order: (1) the main body of this Agreement and (2) Exhibits.

11.2. Amendments. No change, amendment or modification of this Agreement shall be valid or binding upon the Parties unless such change, amendment or modification is in a written document that expressly provides that it changes, amends or modifies the Agreement and such document is executed by a duly authorized representative of each Party.

11.3. Assignment. This Agreement shall not be assignable by Consultant or Company.

5

11.4. Captions. The captions contained in this Agreement and in each Exhibit attached hereto are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of such document or the intent of any provision contained therein.

11.5. Severability. The invalidity of one or more phrases, sentences, clauses, articles, or sections contained in this Agreement or in any Exhibit attached hereto shall not affect the validity of the remaining portions thereof so long as the material purposes of such document can be determined and effectuated.

11.6. Applicable Law. This Agreement and each Exhibit attached hereto shall be governed by, construed and enforced in accordance with the laws of the State of NEW YORK, exclusive of conflicts of laws provisions. THE PARTIES AGREE TO THE EXCLUSIVE JURISDICTION OF THE COURTS LOCATED IN BURROUGH OF MANHATTAN, STATE OF NEW YORK. THE PREVAILING PARTY IN ANY ACTION ARISING OR RESULT FROM THIS AGREEMENT SHALL BE ENTITLED TO RECOVER REASONABLE ATTORNEYS’ FEES AND COSTS FROM THE NON-PREVAILING PARTY.

11.7. Counterparts; Facsimile and PDF Signatures. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Facsimile or PDF transmission of any signed original document, and retransmission of any facsimile or PDF transmission, will be the same as delivery of any original document. At the request of a Party, the other Party will confirm facsimile or PDF signatures by signing an original document.

11.8. Survival. The obligations of the following sections and articles shall survive the termination or expiration of this Agreement: Sections 11.3, 11.6, 11.9, and 11.10, and Articles 2, 4, 7, 8, 9, and 10.

11.9. No Waiver. No delay or omission in the exercise of any right under this Agreement shall impair any such right or shall be taken, construed or considered as a waiver or relinquishment thereof, but any such right may be exercised from time to time and as often as may be deemed expedient. In the event that any provision hereof shall be breached and thereafter waived, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereof. The rights and remedies provided by this Agreement shall be in addition to those rights and remedies available to the Parties in both law and equity.

11.10. Notices. Each notice, request, demand, statement, or routine communication allowed or permitted by this Agreement, or any notice or communication which either Party may desire to give to the other, shall be in writing and shall be considered as delivered when received by the other Party by (a) electronic mail and b) with a copy sent via regular mail or reputable overnight courier, all at its address indicated below or at such other address as either Party may designate for itself in a written notice to the other Party. Either Party may additionally designate in writing a successor representative, to the person listed below, at any time during the course of this Agreement.

If to Consultant:	If to Company:
Retro Wall Street Consulting, LLC 315 Forza Viola Way Austin, TX 78738	Creek Road Miners, Inc. 2700 Homestead Road Suite 50 Park City, UT 84098
Attention: Tim Collins Telephone: 512-576-3038 Email: RetroWallSt@gmail.com	Attention: Scott D. Kaufman. CEO Telephone: 646-945-8378 Email: SKaufman@CreekRoadMiners.com
With a copy to:
Creek Road Miners, Inc. 2700 Homestead Road Suite 50 Park City, UT 84098
Attention: Scott A. Sheikh, COO/GC Telephone: 818-521-1310 Email: SSheikh@CreekRoadMiners.com

[Signatures follow on next page]

6

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by and through their duly authorized representatives as of the Effective Date.

Retro Wall Street Consulting, LLC		Creek Road Miners, Inc.

By:	/s/ Tim Collins	By:	/s/ Scott D. Kaufman

Name:	Tim Collins	Name:	Scott D. Kaufman

Title:		Title:	CEO

EXHIBIT A

SERVICES

In accordance with the terms of the Agreement, Consultant shall provide the following Services to Company at Company’s request:

I. Refocus Creek Road’s Investment Deck to appeal to Retail Investors and Re A+ Investors, if needed.

a. Consultant will review Company’s current investor proposal deck and recommend revisions to enhance the qualities that will award Creek Road an above-market multiple and investor attention. Primary focus will be on what to say, what needs not be said, and how it needs to be said. Additionally, Consultant will facilitate Creek Road’s website construction and maintenance along with relevant content for blogs and information videos. Lastly, Consultant will review and critique social media posts and pages on an as needed basis.

b. Consultant’s approach will heavily focus on IP, partnership, and growth trends in the cryptocurrency and crypto-mining sector. Addition consideration will be energy partnerships and/or franchise possibilities as well as cryptocurrency management.

c. Consultant will assist in the creation of partnerships subsidiaries or partnerships as needed – i.e. possible NFT ventures or joint ventures with energy producers.

II. Independent Valuation Assessment & Capital Raises if needed (prepared primarily from data made available to, but not verified by Consultant).

a. Consultant will work with the company on Valuation Analysis on any purchases or partnerships. Valuation analysis may/can include special reports to newsletter writers, social media, or financial websites. As a publicly traded Company, the market will set most valuation metrics.

b. Consultant will advise Company on pricing, structure, and timing of Reg A offering and/or capital raises or debt offerings and strategize for the optimal approach for capital raise(s).

c. Attend and participate in Company planning, prep, and update sessions.

III. Investor Prep and IR. Delivery shall be ongoing during the Term

a. Consultant will review marketing and communication material, including PR, before it is released in order to provide Company with recommendations so the message will be best received.

b. Consultant will work with the Company for interviews and coverage in the media with a focus on, but not restricted to, product education and understanding.

c. Investor prep will require substantial time via phone and/or video conferencing, especially for any new hires and Company will be responsible for ensuring appropriate persons are made available to Consultant in a timely manner.

d. Consultant is available for consultation, assessment, and coaching for new executives or media contacts brought in before, during, or immediately after any capital raise.

IV. High Net Worth (HNW) and/or Broker-Dealer Investment Deck and Analysts. Delivery shall be ongoing during the Term

a. Attend calls with Investment Bankers, High-Net-Worth investors, Family Offices, and/or Broker-Dealers at the Company’s request.

b. Attend analysts calls and/or company events/promotions/conferences.

c. Propose questions during company’s earnings conference call when applicable.

***Every company’s situation is unique, so services may expand beyond or exclude those listed above as a company’s business is fluid.

The following additional terms and conditions relating to the Services shall apply:

A. All aspects of this proposal will require frequent correspondence with Creek Road’s management.

B. Work is performed on a time is of the essence basis.

C. The above delivery schedules contemplate timely responses from Company and any delay in Consultant’s requests for responses may delay this estimated timeline of delivery.

D. Consultant agrees that the Services performed under this Agreement shall conform to the requirements of the Agreement and be performed by qualified persons in a manner consistent with the degree of care and skill ordinarily exercised by persons practicing under similar circumstances and in accordance with generally accepted industry standards prevailing at the time the Services are performed.

E. Consultant shall comply with all applicable federal, state, and local laws, ordinances and regulations in performing the Services hereunder.

2

EXHIBIT B

Fee Proposal for Priority Engagement

Company agrees to issue to PC2ATX, LLC a warrant to purchase 750,000 (Seven Hundred Fifty Thousand) shares of common stock of Creek Road Miners (CRKR) at an exercise price of $1.50 per share. The Warrants will expire on the fifth anniversary of the Completion Date. Warrants may be exercised on a cash or cashless basis. If a cashless basis is selected, the Fair Market Value of the Company’s stock will be based on the 10-day simple moving average as per Bloomberg, L.P.

Warrants are subject to lockup provisions as Barlock Capital, LLC and Bristol Capital Advisors, LLC (if any) or until December 31, 2022, whichever occurs sooner, and cannot be exercised prior to that time.

Warrants will vest according to the following schedule:

●	40% upon execution of the Services Agreement

●	20% on April 1, 2022

●	20% on August 1, 2022

●	20% on December 1, 2022

Contract extends from execution until December 31, 2022

3